SUB-ITEM 77-E LEGAL PROCEEDINGS
(FEDERATED KAUFMANN FUND ONLY)
LEGAL PROCEEDINGS
Since February 2004,
Federated
and related entities
(collectively, "Federated")
 have been
named as defendants in several
lawsuits, that were
consolidated into a
single action in the
United States District
 Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving Federated
Kaufmann Fund.  Without
admitting the validity of
any claim,
Federated reached a final
settlement with the Plaintiffs
in these cases in April 2011.






Current as of:  8/18/94